Exhibit 99.1

FIRST AMENDMENT TO COOPERATION AGREEMENT

This FIRST AMENDMENT TO COOPERATION AGREEMENT (this “Amendment”), effective as of October 24, 2025, is entered into by and between Daktronics, Inc. (the “Company”), on the one hand, and Alta Fox Capital Management, LLC (the “Investor”), Alta Fox Opportunities Fund, LP, Alta Fox GenPar, LP, Alta Fox Equity, LLC, and P. Connor Haley (collectively, the “Investor Parties”), on the other hand. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Cooperation Agreement dated March 3, 2025 (the “Cooperation Agreement”).

WHEREAS, the Company and the Investor Parties are parties to the Cooperation Agreement;

WHEREAS, pursuant to Section 2(d) of the Cooperation Agreement, the Company agreed to hold an investor day (the “Investor Day”) by December 31, 2025; and

WHEREAS, the Company and the Investor Parties desire to extend the deadline for the Investor Day to a date no later than May 2, 2026, which is the Company’s 2026 fiscal year end.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Amendment to Section 2(d) Investor Day. Section 2(d) of the Cooperation Agreement is hereby amended and restated in its entirety to read as follows:

"Investor Day. The Company agrees that on or prior to May 2, 2026, the Company shall hold an investor day (the “Investor Day”) at an appropriate date and time as shall be determined by the Board, at which the Company shall provide capital allocation guidance and mid- to long-term targets with respect to one or more financial or accounting metrics. No more than three (3) weeks nor less than one (1) week prior to the Investor Day, the Company shall provide the Investor Parties an opportunity to enter into a customary information sharing agreement to enable the Company to share confidential information with the Investor Parties in connection with the Company’s anticipated communications at the Investor Day."

2.	Effect of Amendment. Except as expressly amended by this Amendment, all other terms and conditions of the Cooperation Agreement shall remain in full force and effect.
3.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Amendment delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Amendment to be effective as of the date first above written.

DAKTRONICS, INC. (COMPANY)

By:/s/ Brad Wiemann
Name: Brad Wiemann
Title: Interim President and Chief Executive Officer

INVESTOR PARTIES:

ALTA FOX CAPITAL MANAGEMENT, LLC

By: /s/ P. Connor Haley
Name: P. Connor Haley
Title: Manager

ALTA FOX OPPORTUNITIES FUND, LP

By: Alta Fox GenPar, LP, its General Partner

By: Alta Fox Equity, LLC, its General Partner

By: /s/ P. Connor Haley
Name: P. Connor Haley
Title: Manager

ALTA FOX GENPAR, LP

By: Alta Fox Equity, LLC, its General Partner

By: /s/ P. Connor Haley
Name: P. Connor Haley
Title: Manager

ALTA FOX EQUITY, LLC

By: /s/ P. Connor Haley
Name: P. Connor Haley
Title: Manager

P. CONNOR HALEY

/s/ P. Connor Haley